EX-99.h.3

BENNETT GROUP OF FUNDS

ADMINISTRATION SERVICES AGREEMENT

THIS AGREEMENT, made as of the 1st day of March, 2011, by and between Bennett Group of Funds, a Delaware statutory trust (the “Trust”), on behalf of each of its series (collectively, the “Funds”), and Bennett Group Financial Services, LLC, a Delaware limited liability company) (the “Bennett Group”).

WHEREAS, the Trust has been organized and operates as an investment company registered under the Investment Company Act of 1940 and the Securities Act of 1933 for the purposes of investing and reinvesting its assets in securities, as set forth in its Registration Statement;

WHEREAS, the Trust desires to have the Bennett Group provide certain administrative services to Trust and its Funds; and

WHEREAS, the Bennett Group desires to provide such services to the Trust.

NOW, THEREFORE, in consideration of the terms and conditions hereinafter set forth, it is agreed as follows:

1.           Employment of the Bennett Group.  The Trust hereby agrees to employ the Bennett Group to provide certain administrative services, subject to the direction of the Trust’s Board of Trustees and officers, on the terms hereinafter set forth.  The Bennett Group hereby accepts such employment and agrees to render the services described herein for the compensation herein provided.

2.	Services to be Provided by the Bennett Group.

A.           The Bennett Group shall supervise the administrative affairs of the Funds.  Specifically, the Bennett Group shall:

(1)
supervise the services provided to the Trust for the benefit of the Funds by the Funds’ custodian, transfer and dividend disbursing agent, printers, insurance carriers (as well as agents and brokers), independent accountants, legal counsel and other persons who provide services to the Trust for the benefit of the Funds;

(2)	assist the Trust to comply with the provisions of applicable federal, state, local and foreign securities, tax, organizational and other laws that:

(i)	govern the business of the Trust in respect of the Funds (except those that govern investment of the Funds’ assets);

(ii)	regulate the offering of the Funds’ shares; and

(iii)           provide for the taxation of the Funds;

(3)	provide the shareholders of the Funds with such information regarding the operation and affairs of the Funds, and their investment in Fund shares, as they or the Trust may reasonably request;

(4)	assist the Funds to conduct meetings of its shareholders if and when called by the Trust’s Board of Trustees;

(5)	furnish such information as the Trust’s Board of Trustees may require regarding any investment company in whose shares the Funds may invest; and

(6)	provide such other administrative services for the benefit of the Funds as the Trusts’ Board of Trustees may reasonably request.

B.           In carrying out its responsibilities under Section A herein, to the extent the Bennett Group deems necessary or desirable and at the expense of the Funds, the Bennett Group shall be entitled to consult with, and obtain the assistance of, the persons described in Section A, paragraph (1) herein who provide services to the Trust.

C.           The Bennett Group, at its own expense, shall provide the Trust with such office facilities and equipment as may be necessary to conduct the administrative affairs of the Trust in respect of the Funds.

3.           Expenses of the Funds.  It is understood that the Funds will pay all of their own expenses incurred to conduct their administrative affairs.

4.           Compensation of the Bennett Group.  For the services to be rendered by the Bennett Group as provided in Section 2 of this Agreement, each Fund shall pay to the Bennett Group, at the end of each month, a fee equal to one-twelfth of 0.25% of the average daily net assets of the respective Fund.  If this Agreement is terminated prior to the end of any month, the fee for such month shall be prorated.

5.           Activities of the Bennett Group.  The services provided by the Bennett Group to the Trust, or its Funds, are not to be deemed exclusive, and the Bennett Group shall be free to render similar services to others as long as its services to the Trust, or its Funds, are not impaired thereby.

6.           Liability of the Bennett Group.  No provision of this Agreement shall be deemed to protect the Bennett Group against any liability to the Trust or its shareholders to which it might otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or the reckless disregard of its obligations under this Agreement.

7.	Duration and Termination.

A.           This Agreement shall become effective on the date written below, provided that prior to such date it shall have been approved by the Trust’s Board of Trustees, and shall continue in effect until terminated by the Trust or the Bennett Group on 60 days written notice to the other.

B.           Any notice under this Agreement shall be given in writing, addressed and delivered, or mailed (postage-paid), to the other party at the principal business office of such party.

8.           Severability.  If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

9.           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

BENNETT GROUP OF FUNDS	BENNETT GROUP FINANCIAL SERVICES, LLC

By:	By:

Name: /s/ Dawn J. Bennett	Name:/s/ Stuart W. Rogers
Dawn J. Bennett	Stuart W. Rogers

Title: President	Title: President